EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B: Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77D: Policies with respect to security investments.

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EXHIBIT A:

To the Board of Directors of
DFA Investment Dimensions Group Inc.:

In planning and performing our audit of the financial statementsand financial highlights of DFA Investment Dimensions Group Inc. (consisting of The U.S. 9-10Small Company Portfolio, The U.S. 6-10 Small Company Portfolio, The U.S. Large Cap Value Portfolio, TheEnhanced U.S. Large Company Portfolio, The U.S. 6-10 Value Portfolio, The U.S. Large CompanyPortfolio, The DFA Real Estate Securities Portfolio, The Japanese Small Company Portfolio, ThePacific Rim Small Company Portfolio, The United Kingdom Small Company Portfolio, The Emerging MarketsPortfolio, The RWB/DFA International High Book to Market Portfolio, The Emerging MarketsSmall Cap Portfolio, The Continental Small Company Portfolio, The Large Cap International Portfolio,The DFA International Small Cap Value Portfolio, The International Small Company Portfolio, TheEmerging Markets Value Portfolio, The DFA One-Year Fixed Income Portfolio, The DFA Two-Year Global FixedIncome Portfolio, The DFA Five-Year Government Portfolio, The DFA Global Fixed Income Portfolio,The DFA Intermediate Government Fixed Income Portfolio, The VA Small Value Portfolio, The VALarge Value Portfolio, The VA International Value Portfolio, The VA International SmallPortfolio, The VA Short-Term Fixed Portfolio and The VA Global Bond Portfolio) for the year ended November 30,1998, we considered each portfolio's internal control, including control activities for safeguardingsecurities, in order to determine our auditing procedures for the purpose of expressing our opinion on thefinancial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provideassurance on internal control.

The management of DFA Investment Dimensions Group Inc. isresponsible for establishing and maintaining internal control. In fulfilling this responsibility,estimates and judgments by management are required to assess the expected benefits and related costs ofcontrols. Generally, controls that are relevant to an audit pertain to the entity's objective of preparingfinancial statements and financial highlights for external purposes that are fairly presented in conformity withgenerally accepted accounting principles. Those controls include the safeguarding of assets againstunauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors orfraud may occur and not be detected. Also, projection of any evaluation of internal control to futureperiods is subject to the risk that it may become inadequate because of changes in conditions or that theeffectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarilydisclose all matters in internal control that might be material weaknesses under standards established by theAmerican Institute of Certified Public Accountants. A material weakness is a condition in which thedesign or operation of one or more of the internal control components does not reduce to a relatively lowlevel the risk that misstatements caused by error or fraud in amounts that would be material in relation tothe financial statements and financial highlights being audited may occur and not be detected within atimely period by employees in the normal course of performing their assigned functions. However, we notedno matters involving internal control and its operation, including controls over safeguardingsecurities, that we consider to be material weaknesses as defined above as of November 30, 1998.

This report is intended solely for the information and use ofmanagement, the Board of Directors of DFA Investment Dimensions
Group Inc. and the Securities and ExchangeCommission.

PriceWaterhouseCoopers, LLP
Philadelphia, Pennsylvania
January 15, 1999


EXHIBIT B:

The two(2) Supplements to the Prospectus dated March 20, 1998, is incorporated herein by reference to the two(2)497s filed
September 10, 1998.